Exhibit 8.1

[Letterhead of Cahill Gordon & Reindel LLP]

August 28, 2006

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Energy Partners, Ltd., a Delaware corporation (“EPL”), in connection with the merger (the “Merger”) of Stone Energy Corporation, a Delaware corporation, with and into EPL Acquisition Corp. LLC, a Delaware limited liability company owned directly by EPL, as more completely described in the Registration Statement dated August 28, 2006 (the “Registration Statement”).

For purposes of rendering the opinion contained in this letter, we have reviewed the Registration Statement and such other documents, law and facts as we have deemed necessary. In our review, we have assumed the genuineness of all signatures; the proper execution of all documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the authenticity of the originals of any copies.

Based upon and subject to the foregoing, we are of the opinion that the information in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” insofar as it constitutes a summary of matters of law or refers to statements of law or legal conclusions, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and consent to the incorporation by reference of this opinion. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Cahill Gordon & Reindel LLP